Exhibit 99.1

NEWS RELEASE

Coeur Posts All-Time Record Quarterly Sales and Operating Cash Flow

COEUR D’ALENE, Idaho – November 7, 2011 – Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM) sold 6.2 million ounces of silver and 67,391 ounces of gold, leading to $343.6 million in sales and $151.0 million in operating cash flow1 during the third quarter of 2011.

Third Quarter Highlights:

•	Record net metal sales of $343.6 million were 49% higher over the prior quarter and 190% higher than last year’s third quarter

•	Record $151.0 million of operating cash flow[1] represented a 30% jump over prior quarter and almost five-times higher than last year’s third quarter

•	Adjusted earnings[2] totaled a record $93.8 million, or $1.05 per share, versus an adjusted loss of ($4.5) million, or ($0.05) per share, during last year’s third quarter

•	Net income reached $31.1 million, or $0.35 per share, compared to a net loss of ($22.6) million, or ($0.25) per share, during last year’s third quarter

•	Silver production totaled 4.9 million ounces, which was 3% higher than the prior quarter and 13% higher than last year’s third quarter

•	Gold production totaled 57,052 ounces, down slightly from the prior quarter and 20% higher compared to last year’s third quarter

•	Average realized prices were $38.28 per ounce for silver and $1,681.42 per ounce for gold

•	Cash and cash equivalents increased to $207.9 million at September 30, 2011, up from $106.8 million at June 30, 2011 and 214% higher than year-end 2010

First Nine Months 2011 Highlights:

•	Record net metal sales of $774.3 million represented a 152% increase over first nine months of 2010

•	Record operating cash flow[1] of $356.9 million jumped 322% compared to first nine months of 2010

•	Adjusted earnings[2] totaled $189.3 million, or $2.12 per share, compared to an adjusted loss of ($11.7) million, or ($0.13) per share, during the first nine months of 2010

•	Silver production totaled 13.8 million ounces, up 15% compared to the first nine months of 2010

•	Gold production totaled 170,838 ounces, up 77% over the first nine months of 2010

•	Average realized prices were $36.69 per ounce of silver and $1,522.65 per ounce of gold, increases of 103% and 29%, respectively, compared to the first nine months of 2010

“We are pleased to report all-time record sales and operating cash flow for both the quarter and the first nine months,” commented Mitchell J. Krebs, Coeur’s President and Chief Executive Officer. “In conjunction with strong prices, our rising production levels and growing cash flow offer investors a unique investment opportunity.

“The San Bartolomé and Palmarejo mines are performing consistently, and the Rochester operation is now seeing production from its recently-completed leach pad. We remain on track to produce approximately 19.5 million ounces of silver at unchanged cash operating costs5 of $5.75 per ounce and expect to achieve our financial targets of $1.0

[1]	Operating cash flow is a non-U.S. GAAP measure defined as net income plus depreciation, depletion and amortization and other non-cash items prior to changes in operating assets and liabilities. On a U.S. GAAP basis, the Company generated cash flow from operations of $181.8 million in the third quarter of 2011 and $328.6 million in the first nine months of 2011. See the reconciliation from non-U.S. GAAP to U.S. GAAP at the end of this news release.
[2]	Adjusted earnings is a non-U.S. GAAP measure defined as operating income plus interest and other income less interest expense and current taxes. Adjusted earnings exclude non-cash fair value adjustments, other non-cash adjustments, deferred taxes and discontinued operations. The Company realized net income of $31.8 million in the third quarter of 2011 and $82.8 million during the first nine months of 2011. See reconciliation between non-U.S. GAAP adjusted earnings and U.S. GAAP at the end of this news release.

billion in total sales and over $500 million in operating cash flow1. We are revising our gold production forecast for 2011 to approximately 220,000 ounces.”

Mr. Krebs continued, “One of our most critical objectives is to deliver consistent results for our shareholders. While we are now achieving consistency at San Bartolomé and Palmarejo, we still have work to do at Kensington, which is the newest of our three, long-life mines. We plan to temporarily reduce processing rates by 50% at Kensington over the next six months to allow time for the operation to complete several key initiatives, which we expect to better position the mine for long-term, sustainable and consistent performance.

“Finally, our cash balance grew to $207.9 million at quarter end. We are evaluating potential alternatives for returning capital to shareholders. As we continue generating significant free cash flow and achieve consistent performance from our operations, we believe we will be well-positioned to invest in high-return internal and external growth opportunities while also returning capital to our shareholders.”

Financial Highlights

US$ in millions (except price of silver and gold)	3Q 2011	3Q 2010	Quarter Variance	First Nine Months 2011	First Nine Months 2010	Year over Year Variance
Sales of Metal	$343.6	$118.6	190%	$774.3	$307.9	151%
Production Costs	$141.3	$60.4	134%	$310.8	$170.8	82%
EBITDA (3)	$186.0	$48.3	285%	$411.6	$107.0	285%
Adjusted Earnings (2)	$93.8	($4.5)	n.a.	$189.3	($11.7)	n.a.
Adjusted Earnings Per Share (2)	$1.05	($0.05)	n.a.	$2.12	($0.13)	n.a.
Net Income/(Loss)	$31.1	($22.6)	237%	$82.1	($86.2)	195%
EPS	$0.35	($0.25)	239%	$0.92	($1.00)	192%
Operating Cash Flow (1)	$151.0	$34.7	335%	$356.9	$84.5	322%
Capital Expenditures	$38.1	$36.8	4%	$79.8	$129.4	-38%
Cash and Equivalents	$207.9	$27.8	648%	$207.9	$27.8	648%
Total Debt (4)	$146.7	$180.1	-21%	$146.7	$180.1	-21%
Shares Issued & Outstanding	89.7	89.3	0%	89.7	89.3	0%
Avg. Realized Price - Silver	$38.28	$18.87	103%	$36.69	$18.12	103%
Avg. Realized Price - Gold	$1,681	$1,229	37%	$1,523	$1,177	29%

Net metal sales increased 190% to $343.6 million in the third quarter compared to $118.6 million during last year’s third quarter, primarily due to increased gold production from the Kensington mine and higher silver production from the Palmarejo mine as well as substantially higher average realized silver and gold prices.

[1]

Operating cash flow is a non-U.S. GAAP measure defined as net income plus depreciation, depletion and amortization and other non-cash items prior to changes in operating assets and liabilities. On a U.S. GAAP basis, the Company generated cash flow from operations of $181.9 million in the third quarter of 2011 and $328.8 million in the first nine months of 2011. See the reconciliation from non-U.S. GAAP to U.S. GAAP at the end of this news release.

[2]

Adjusted earnings is a non-U.S. GAAP measure defined as operating income plus interest and other income less interest expense and current taxes. Adjusted earnings exclude non-cash fair value adjustments, other non-cash adjustments, deferred taxes and discontinued operations. The Company realized net income of $31.1 million in the third quarter of 2011 and $82.1 million during the first nine months of 2011. See reconciliation between non-U.S. GAAP adjusted earnings and U.S. GAAP at the end of this news release. Adjusted earnings per share represent the adjusted earnings divided by the number of shares outstanding at the end of the quarter.

[3]	EBITDA is a non-U.S. GAAP measure defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of this measure to U.S. GAAP is provided at the end of this news release.
[4]	Includes short and long-term indebtedness; excludes capital leases, royalty obligations and Mitsubishi gold lease facility.
[5]

Cash operating costs is a non-U.S. GAAP measure defined as cash costs less production taxes and royalties if applicable. See the reconciliation between non-U.S. GAAP at the end of this news release. Consolidated cash operating costs per silver ounce are net of gold by-product and represent the consolidation of all Coeur’s mines except for Kensington, which is a primary gold mine and reports cash operating costs per gold ounce.

Silver production contributed 68% of the Company’s total metal sales during the quarter compared to 62% during the third quarter of 2010. Silver and gold ounces sold were higher than production during the quarter due to several factors, including a carryover of sales from the ounces produced but not sold during the prior quarter.

Coeur reports a non-U.S. GAAP metric of adjusted earnings2 as a measure of operating income and which excludes non-cash fair value adjustments, other non-cash adjustments, deferred taxes and discontinued operations. Third quarter adjusted earnings were $93.8 million or $1.05 per share, compared to an adjusted loss of ($4.5) million or ($0.05) per share during last year’s third quarter.

The Company realized net income of $31.1 million or $0.35 per share in the third quarter compared to a net loss of ($22.6) million or ($0.25) per share in last year’s third quarter. The earnings reflected fair value adjustments that decreased net income by $53.4 million and $19.1 million in the three months ended September 30, 2011 and 2010, respectively. These fair value adjustments are driven primarily by higher gold prices which increased the estimated future liabilities related to a gold royalty obligation at Palmarejo and a small amount of gold collar option positions related to a term credit facility secured by the Company’s Alaskan subsidiary.

On a U.S. GAAP basis, the Company generated cash flow from operations of $181.9 million during the third quarter compared to $12.9 million during the third quarter of 2010. Prior to changes in working capital, Coeur generated operating cash flow1 of $151.0 million during the third quarter, almost five times higher than a year ago.

Coeur reduced its total debt by 23% from $180.1 million a year ago to $146.7 million, including principal repayments of $6.9 million on the Kensington term facility ($82.8 million remaining) and $3.8 million in senior notes ($18.8 million remaining). As a result, interest expense for the third quarter declined by $2.0 million from a year ago to $8.0 million. Subsequent to the end of the third quarter, the Company eliminated the remaining senior notes, resulting in a further 13% reduction in remaining debt to $128 million.

Capital expenditures totaled $38.1 million during the third quarter, which was slightly higher than during last year’s third quarter. Most of the capital expenditures were at Rochester for construction of the new leach pad, at Palmarejo related to activities at the tailings facility and at Kensington for the construction of the underground paste fill plant and for underground development.

Cash and cash equivalents totaled $207.9 million at September 30, 2011, almost double from June 30, 2011 and 214% higher than year-end 2010.

Operational Highlights: Production

(silver ounces in thousands)	3Q 2011		3Q 2010		Quarter Variance		First Nine Months 2011		First Nine Months 2010		Year over Year Variance
	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold
Palmarejo	2,251	29,815	1,507	29,823	49%	0%	6,351	90,963	3,878	72,350	64%	26%
San Bartolomé	2,051	—	1,795	—	14%	n.a.	5,504	—	4,697	—	17%	n.a.
Rochester	352	1,435	419	1,935	-16%	-26%	1,018	4,283	1,475	7,241	-31%	-41%
Martha	118	115	511	601	-77%	-81%	400	471	1,426	1,675	-72%	-72%
Kensington	—	25,687	—	15,155	n.a.	69%	—	75,121	—	15,155	n.a.	396%
Endeavor	138	—	102	—	35%	n.a.	502	—	446	—	13%	n.a.
Total	4,910	57,052	4,334	47,514	13%	20%	13,775	170,838	11,922	96,421	16%	77%

Table reflects continuing operations. Additional operating statistics are in the tables in the Appendix.

Operational Highlights: Cash Operating Costs (5)

	3Q 2011	3Q 2010	Quarter Variance	First Nine Months 2011	First Nine Months 2010	Year over Year Variance
Palmarejo	$(1.16)	$0.15	-873%	$(0.47)	$4.85	-110%
San Bartolomé	$9.32	$7.05	32%	$9.07	$7.99	14%
Rochester	$36.71	$5.10	620%	$17.46	$2.93	496%
Martha	$39.31	$9.86	299%	$32.48	$10.96	196%
Endeavor	$22.26	$10.32	116%	$19.79	$8.56	131%
Total	$7.57	$4.87	55%	$6.36	$6.72	-5%
Kensington	$973.28	$1,199.20	-19%	$961.10	$1,199.20	-20%

Table reflects continuing operations. Additional operating statistics are in the tables in the Appendix.

[5]

Cash operating costs is a non-U.S. GAAP measure defined as cash costs less production taxes and royalties if applicable. See the reconciliation between non-U.S. GAAP at the end of this news release. Consolidated cash operating costs per silver ounce are net of gold by-product and represent the consolidation of all Coeur’s mines except for Kensington, which is a primary gold mine and reports cash operating costs per gold ounce.

During the third quarter, silver production reached 4.9 million ounces while gold production totaled 57,052 ounces. Kensington contributed 45% of the Company’s total gold production. Consolidated cash operating costs were $7.57 per silver ounce in the third quarter, higher than the third quarter of 2010 due to short-term higher production costs at Palmarejo, San Bartolomé and Rochester, which are expected to improve in the fourth quarter. In general, the Company has seen cost increases in power, diesel, other inputs and labor during the quarter.

Palmarejo, Mexico – Generating Strong Cash Flow

•

Third quarter silver production increased 49% to 2.3 million ounces compared to the third quarter of 2010 and was slightly lower than the prior quarter. Third quarter gold production totaled 29,815 ounces, which was equivalent to gold production during last year’s third quarter and 11% lower than the prior quarter.

•	Tons milled declined during the third quarter due to mill maintenance and repair work that took place during July, which slightly affected quarterly production levels.

•

Third quarter cash operating costs per ounce were higher than the prior quarter due to increased maintenance and operational costs in the open pit an increased process costs in the areas of grinding and leaching.

•	Palmarejo is the Company’s largest contributor of sales and operating cash flow[1], reaching $166.9 million and $91.2 million respectively, in the third quarter. Capital expenditures were $9.5 million.

San Bartolomé, Bolivia – Another Consistent Quarter

•

Silver production increased 14% over last year’s third quarter and 18% from the prior quarter, while cash operating costs increased 32% and 7% respectively. Increased production was driven by 13% higher mill throughput as well as slightly higher ore grade and recovery rate.

•	Third quarter production costs increased from last year’s third quarter due to higher project development, open pit haulage and maintenance costs.

•	San Bartolomé contributed $102.8 million in sales and $49.6 million in operating cash flow[1] in the third quarter. Capital expenditures were $4.4 million.

Kensington, Alaska – Short-Term Reduction Expected to Lead to Long-Term Consistency

•

Kensington is expected to enter a six month period where processing levels will be reduced by 50% to approximately 700 tons per day. This is intended to allow the mine to implement and complete several key initiatives, including:

•	Accelerated underground development, resulting in more working faces and greater operational flexibility

•	Aggressive in-fill drilling program to better define the high-grade ore zones and convert existing resources into proven and probable reserves

•	Completion and commissioning of the underground paste backfill plant and related distribution system, providing access to stopes located in previously mined areas

•	Upgrading and completing construction of several underground and surface facilities

•	Improving overall safety of the operation

•	Expected operational effects of this strategy:

•	2011 production of approximately 85,000 ounces at costs of approximately $990 per ounce

•	2012 production expected to be similar to 2011, with costs declining in the second half of the year as production levels increase

•	Production levels in 2013 and beyond are expected to rise to approximately 125,000 – 135,000 ounces at substantially lower operating costs than the current levels

•	The mine contributed $44.2 million in sales and $14.5 million in operating cash flow[1] in the third quarter. Capital expenditures were $9.2 million.

K. Leon Hardy, Coeur’s Chief Operating Officer, said, “2012 is expected to represent a transition year at Kensington as these projects are completed and operating activities resume at increased levels. We recognize that we need to take a step back in the ore production profile in order to advance these initiatives that we expect to ultimately reduce costs and ensure higher, more consistent production levels. Kensington is an underground operation with one primary portal, which means we will need to curtail some ore production in order to advance installations and other work in the mine.”

Rochester, Nevada – Resurgence in Production in the Fourth Quarter

•	Third quarter silver production was lower by 16% from last year’s third quarter and slightly higher than the prior quarter, while cash operating costs were significantly higher.

•

Per ounce costs were temporarily higher during the quarter as a result of increased costs associated with ore placement on the new leach pad while ounces produced during the quarter consisted solely of residual production of silver and gold from existing leach pads. The new leach pad is expected to begin producing new silver and gold ounces during the fourth quarter of 2011, which are expected to reduce cash operating costs.

•

During the third quarter and through the end of October, the Company placed ore containing over 5,000 ounces of gold and 418,000 ounces of silver on the new leach pad. These levels are expected to double by year end. The Company expects an initial 50% recovery rate within 30 to 60 days from the placement of this ore.

•	The mine contributed $17.5 million in sales and $2.7 million in operating cash flow[1] in the third quarter. Capital expenditures were $13.6 million.

Exploration Highlights

Donald J. Birak, Senior Vice President of Exploration, commented, “Our accelerated exploration program is yielding excellent results, particularly at Palmarejo and Rochester. Along with the Joaquin silver project in southern Argentina, we expect this work, continuing into 2012, to result in mine life extensions and mineral resource additions at all of these properties. We anticipate dramatically increasing our investment in exploration in 2012.”

During the three months ending September 30, 2011, the Company completed over 39,600 meters (130,000 feet) of new core and reverse circulation drilling in its global exploration program. The majority of this drilling was devoted to the Company’s Palmarejo property followed by Rochester, Joaquin and Kensington.

Palmarejo, Mexico

The Company completed over 21,500 meters (70,550 feet) in the third quarter in the Palmarejo District. This exploration drilling was split between targets around the current Palmarejo mine from both surface and underground drill platforms, specifically the Rosario, Tucson and Chapotillo zones, and at the Guadalupe and La Patria deposits. This past quarter’s drilling at La Patria remained focused on exploration drilling and definition of the northern zone.

The Company is very encouraged by its initial drilling results from La Patria and has commenced a program of surface trenching to help define the continuity of the known vein structures in support of continued drilling.

Rochester, Nevada

Drilling at Rochester nearly doubled compared to the prior quarter. A total of 12,800 meters (42,000 feet) of reverse circulation drilling were completed at the Nevada Packard and Rochester silver and gold deposits. Drilling at Nevada Packard, situated approximately 2.3 kilometers (1.4 miles) south of the current Rochester mine, focused on expanding the deposit to the west. At Rochester, drilling was focused on the Northwest Rochester zone at the north side of the mine.

Both deposits remain open for expansion. Drilling is expected to continue at Rochester into the fourth quarter and into 2012.

Martha and Joaquin, Argentina

Over 3,600 meters (12,200 feet) of core drilling was completed on all targets in the Santa Cruz Province of southern Argentina in the third quarter of 2011. At Joaquin, drilling recommenced late in the quarter at the La Negra zone. The Company plans to continue to drill to define the mineral resources at Joaquin and advance the project towards completion of a feasibility study, which would increase the Company’s managing interest in the Joaquin project from 51% to 61%. Subject to certain conditions the Company has an option to increase its interest to 71%. The Joaquin project is located approximately 100 kilometers (62 miles) north of the Martha mine by road. Other targets drilled in the quarter were Betty and Wendy at Martha and Satélite, an early-stage prospect in eastern Santa Cruz.

Kensington, Alaska

Exploration at Kensington in the quarter consisted of just over 1,000 meters (3,300 feet) of core drilling nearly all of which was devoted to the Raven zone, which is located approximately 685 meters (2,250 feet) due west of the Kensington ore body. This drilling and ongoing drilling is expected to define a new mineral resource estimate on this zone. Raven is one of several gold-bearing vein structures occurring within a 300- to 450-meter wide (1,000 to 1,500 feet) corridor, extending over 3,000 meters (9,800 feet) southward to the Jualin deposit, which is located near the mill facility. Drilling commenced late in the quarter on a new target, Kensington South.

San Bartolomé, Bolivia

The ongoing program of trenching and sampling continued into the third quarter of 2011 at San Bartolomé. A total of 51 new backhoe trenches were completed and sampled, resulting in 339 new samples collected from one-meter vertical intervals. All of this work was centered on the Santa Rita and Diablo areas. Through the first nine months of 2011, 1,010 new samples have been collected from 164 trenches intended to expand and upgrade mineral resources.

Conference Call Information

Coeur will hold a conference call to discuss the Company’s third quarter 2011 results at 1:00 p.m. Eastern time on November 7, 2011. To listen live via telephone, call (877) 464-2820 (US and Canada) or (660) 422-4718 (International). The conference ID number is 18886296. The conference call and presentation will also be webcast on the Company’s web site at www.coeur.com. A replay of the call will be available through November 15, 2011. The replay dial-in numbers are (855) 859-2056 (US and Canada) and (404) 537-3406 (International) and the access code is 18886296. In addition, the call will be archived for a limited time on the Company’s web site.

Cautionary Statement

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction delays and related disruptions in production, currency exchange rates, costs of capital expenditures and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather and geologically related conditions), permitting and regulatory matters (including penalties, fines, sanctions, and shutdowns), risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Donald J. Birak, Coeur’s Senior Vice President of Exploration and a qualified person under Canadian NI 43-101, supervised the preparation of the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

Cautionary Note to U.S. Investors – The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this presentation, such as “measured,” “indicated,” and “inferred resources,” that are recognized by Canadian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC’s website at http://www.sec.gov.

Non-U.S. GAAP Measures

We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including cash operating costs, operating cash flow, adjusted earnings, and EBITDA. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe cash operating costs, operating cash flow, adjusted earnings and EBITDA are important measures in assessing the Company’s overall financial performance.

About Coeur

Coeur d’Alene Mines Corporation is the largest U.S.-based primary silver producer and a growing gold producer. The Company has several core silver and gold mines generating higher production, sales and cash flow in continued strong precious metals markets. This growth is derived from wholly-owned mines that were constructed and began producing between 2008 and 2010: the San Bartolomé silver mine in Bolivia; the Palmarejo silver-gold mine in Mexico, and the Kensington gold mine in Alaska. In addition, the Company is expecting additional production from its long-time Rochester silver-gold mine in Nevada, and also owns and operates the Martha silver-gold mine in Argentina. The Company also owns a non-operating interest in a silver-base metal mine in Australia, and conducts ongoing exploration activities near and within its operating properties in Argentina, Mexico, Nevada and Alaska.

For Additional Information:

Investor Relations

Wendy Yang, (208) 665-0345

APPENDIX:

Operating Statistics from Continuing Operations

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Silver Operations:
Palmarejo
Tons milled	403,978	405,742	1,217,437	1,321,017
Ore grade/Ag oz	7.34	5.33	6.88	4.11
Ore grade/Au oz	0.08	0.08	0.08	0.06
Recovery/Ag oz	75.9%	69.6%	75.8%	71.4%
Recovery/Au oz	93.6%	94.4%	92.2%	91.4%
Silver production ounces	2,250,818	1,506,742	6,351,120	3,877,972
Gold production ounces	29,815	29,823	90,963	72,350
Cash operating cost/oz	$(1.16)	$0.15	$(0.47)	$4.85
Cash cost/oz	$(1.16)	$0.15	$(0.47)	$4.85
Total production cost/oz	$17.33	$15.08	$18.07	$21.24
San Bartolomé
Tons milled	428,978	360,605	1,195,286	1,100,619
Ore grade/Ag oz	5.40	5.70	5.21	4.89
Recovery/Ag oz	88.6%	87.2%	88.3%	87.2%
Silver production ounces	2,051,426	1,794,617	5,503,951	4,697,685
Cash operating cost/oz	$9.32	$7.05	$9.07	$7.99
Cash cost/oz	$10.89	$7.83	$10.58	$8.69
Total production cost/oz	$13.90	$10.58	$13.61	$11.70
Martha
Tons milled	24,086	12,790	64,025	42,786
Ore grade/Ag oz	5.33	42.42	7.24	37.36
Ore grade/Au oz	0.01	0.05	0.01	0.04
Recovery/Ag oz	92.3%	96.3%	86.2%	89.9%
Recovery/Au oz	72.9%	93.6%	74.0%	88.0%
Silver production ounces	118,523	510,685	399,630	1,425,796
Gold production ounces	115	601	471	1,675
Cash operating cost/oz	$39.31	$9.86	$32.48	$10.96
Cash cost/oz	$41.29	$11.04	$33.95	$11.74
Total production cost/oz	$45.73	$16.98	$35.31	$17.24
Rochester (A)
Tons milled	607,031	—	607,031	—
Silver production ounces	351,717	419,433	1,018,844	1,474,686
Gold production ounces	1,435	1,935	4,283	7,241
Cash operating cost/oz	$36.71	$5.10	$17.46	$2.93
Cash cost/oz	$39.80	$5.82	$19.87	$3.55
Total production cost/oz	$41.72	$7.01	$21.75	$4.62
Endeavor
Tons milled	182,226	188,198	556,901	464,379
Ore grade/Ag oz	1.43	1.45	1.97	2.14
Recovery/Ag oz	53.0%	37.3%	45.8%	44.9%
Silver production ounces	137,843	102,053	501,638	445,752
Cash operating cost/oz	$22.26	$10.32	$19.79	$8.56
Cash cost/oz	$22.26	$10.32	$19.79	$8.56
Total production cost/oz	$28.88	$13.55	$24.57	$11.79

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Gold Operation:

Kensington(B)
Tons milled	116,255	90,254	343,640	90,254
Ore grade/Au oz	0.24	0.19	0.24	0.19
Recovery/Au oz	91.7%	87.7%	92.3%	87.7%
Gold production ounces	25,687	15,155	75,121	15,155
Cash operating cost/oz	$973.28	$1,199.20	$961.10	$1,199.20
Cash cost/oz	$973.28	$1,199.20	$961.10	$1,199.20
Total production cost/oz	$1,345.76	$1,675.56	$1,345.04	$1,675.56

CONSOLIDATED PRODUCTION TOTALS(C)
Total silver ounces	4,910,326	4,333,530	13,755,183	11,921,891
Total gold ounces	57,052	47,514	170,838	96,421

Silver Operations:(D)
Cash operating cost per oz - silver	$7.57	$4.87	$6.36	$6.72
Cash cost per oz - silver	$8.49	$5.40	$7.18	$7.17
Total production cost oz - silver	$18.65	$12.62	$17.30	$14.59

Gold Operation:(E)
Cash operating cost per oz - gold	$973.28	$1,199.20	$961.10	$1,199.20
Cash cost per oz - gold	$973.28	$1,199.20	$961.10	$1,199.20
Total production cost per oz - gold	$1,345.76	$1,675.56	$1,345.04	$1,675.56

CONSOLIDATED SALES TOTALS (F)
Silver ounces sold	6,189,897	3,861,696	13,982,233	11,547,775
Gold ounces sold	67,391	37,507	183,243	86,890
Realized price per silver ounce	$38.28	$18.87	$36.69	$18.12
Realized price per gold ounce	$1,681.42	$1,228.51	$1,522.65	$1,177.31

(A)

The Rochester mine has commenced to place ore on the new leach pad and production is expected in the fourth quarter of 2011. The leach cycle at Rochester requires five to ten years to recover gold and silver contained in the ore. The Company estimates the ultimate recovery to be approximately 61% for silver and 92% for gold. However, ultimate recoveries will not be known until leaching operations cease, which is currently estimated for 2014 for the current leach pad. Current recovery may vary significantly from ultimate recovery. See Critical Accounting Policies and Estimates – Ore on Leach Pad in the Company’s Form 10-K for the year ended December 31, 2010.

(B)	Kensington achieved commercial production on July 3, 2010.
(C)	Current production ounces and recoveries reflect final metal settlements of previously reported production ounces.
(D)	Amount includes by-product gold credits deducted in computing cash costs per ounce.
(E)	Amounts reflect Kensington per ounce statistics only.
(F)

Units sold at realized metal prices will not match reported metal sales due primarily to the effects on revenues of mark-to-market adjustments on embedded derivatives in the Company’s provisionally priced sales contracts.

“Operating Costs per Ounce” and “Cash Costs per Ounce” are calculated by dividing the operating cash costs and cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash operating costs per ounce and cash costs per ounce as key indicators of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a U.S. dollar per ounce basis.

“Cash Operating Costs” and “Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing and other plant costs, third-party refining and smelting costs, marketing expenses, on-site general and administrative costs, royalties, in-mine drilling expenditures related to production and other direct costs. Sales of by-product metals are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, accretion, corporate general and administrative expenses, exploration, interest, and pre-feasibility costs. Cash operating costs include all cash costs except production taxes and royalties, if applicable. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

Total operating costs and cash costs per ounce are non-U.S. GAAP measures and investors are cautioned not to place undue reliance on them and are urged to read all U.S. GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under “Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs” set forth below.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2011	December 31, 2010
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$207,882	$66,118
Short term investments	1,160	—
Receivables	84,153	58,880
Ore on leach pad	12,198	7,959
Metal and other inventory	126,155	118,340
Prepaid expenses and other	22,494	14,914

	454,042	266,211
NON-CURRENT ASSETS
Property, plant and equipment, net	674,647	668,101
Mining properties, net	2,031,143	2,122,216
Ore on leach pad, non-current portion	10,785	10,005
Restricted assets	29,513	29,028
Marketable securities	13,884	—
Receivables, non-current portion	41,329	42,866
Debt issuance costs, net	2,663	4,333
Deferred tax assets	384	804
Other	12,829	13,963

TOTAL ASSETS	$3,271,219	$3,157,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$74,800	$67,209
Accrued liabilities and other	16,767	39,720
Accrued income taxes	53,174	28,155
Accrued payroll and related benefits	14,882	17,953
Accrued interest payable	168	834
Current portion of capital leases and other debt obligations	51,639	63,317
Current portion of royalty obligation	63,616	51,981
Current portion of reclamation and mine closure	1,309	1,306
Deferred tax liabilities	—	242

	276,355	270,717
NON-CURRENT LIABILITIES
Long-term debt and capital leases	124,491	130,067
Non-current portion of royalty obligation	190,011	190,334
Reclamation and mine closure	28,815	27,779
Deferred tax liabilities	487,336	474,264
Other long-term liabilities	39,237	23,599

	869,890	846,043
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 150,000,000 shares, 89,652,578 issued at September 30, 2011 and 89,315,767 issued at December 31, 2010	897	893
Additional paid-in capital	2,584,450	2,578,206
Accumulated deficit	(456,197)	(538,332)
Accumulated other comprehensive loss	(4,176)	—

	2,124,974	2,040,767

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,271,219	$3,157,527

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(In thousands, except per share data)

Sales of metal	$343,575	$118,564	$774,289	$307,871
Production costs applicable to sales	(141,253)	(60,402)	(310,829)	(170,795)
Depreciation, depletion and amortization	(58,652)	(37,801)	(166,334)	(95,503)

Gross profit	143,670	20,361	297,126	41,573
COSTS AND EXPENSES
Administrative and general	8,236	5,963	22,294	19,758
Exploration	4,772	3,840	11,611	9,521
Pre-development, care, maintenance and other	3,271	82	17,949	814

Total cost and expenses	16,279	9,885	51,854	30,093

OPERATING INCOME	127,391	10,476	245,272	11,480
OTHER INCOME AND EXPENSE
Loss on debt extinguishments	(784)	(806)	(1,640)	(12,714)
Fair value adjustments, net	(53,351)	(19,107)	(71,051)	(65,881)
Interest income and other	(6,610)	(638)	(1,946)	(2,725)
Interest expense, net of capitalized interest	(7,980)	(9,951)	(26,553)	(21,402)

Total other income and expense	(68,725)	(30,502)	(101,190)	(102,722)

Income (loss) from continuing operations before income taxes	58,666	(20,026)	144,082	(91,242)
Income tax benefit (provision)	(27,606)	(3,233)	(61,947)	13,137

Income (loss) from continuing operations	31,060	(23,259)	82,135	(78,105)
Loss from discontinued operations, net of income taxes	—	(251)	—	(6,029)
Gain (loss) on sale of net assets of discontinued operations, net of income taxes	—	882	—	(2,095)

NET INCOME (LOSS)	31,060	(22,628)	82,135	(86,229)
Other comprehensive income (loss), net of income taxes	(2,789)	164	(4,176)	159

COMPREHENSIVE INCOME (LOSS)	$28,271	$(22,464)	$77,959	$(86,070)

BASIC AND DILUTED INCOME PER SHARE
Basic income (loss) per share:
Income (loss) from continuing operations	$0.35	$(0.26)	$0.92	$(0.90)
Income (loss) from discontinued operations	—	0.01	—	(0.10)

Net income (loss)	$0.35	$(0.25)	$0.92	$(1.00)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.35	$(0.26)	$0.92	$(0.90)
Income (loss) from discontinued operations	—	0.01	—	(0.10)

Net income (loss)	$0.35	$(0.25)	$0.92	$(1.00)

Weighted average number of shares of common stock
Basic	89,449	89,236	89,350	86,489
Diluted	89,739	89,236	89,702	86,489

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Nine Months Ended September 30, 2011

(Unaudited)

(In thousands)	Common Stock Shares	Common Stock Par Value	Additional Paid-In Capital	Accumulated (Deficit)	Accumulated Other Comprehensive Loss	Total
Balances at December 31, 2010	89,316	$893	$2,578,206	$(538,332)	$—	$2,040,767
Net income	—	—	—	82,135	—	82,135
Unrealized loss on marketable securities, net of tax	—	—	—	—	(4,176)	(4,176)
Common stock issued/cancelled under long-term incentive plans, net	337	4	6,244	—	—	6,248

Balances at September 30, 2011	89,653	$897	$2,584,450	$(456,197)	$(4,176)	$2,124,974

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(In thousands)		(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$31,060	$(22,628)	$82,135	$(86,229)
Add (deduct) non-cash items
Depreciation, depletion and amortization	58,652	37,913	166,334	97,697
Accretion of discount on debt and other assets, net	516	537	1,460	537
Accretion of royalty obligation	4,990	4,778	16,027	14,407
Deferred income taxes	3,084	(7,879)	13,177	(29,269)
Loss on debt extinguishment	784	806	1,640	12,714
Fair value adjustments, net	50,767	17,436	71,360	64,159
(Gain) loss on foreign currency transactions	137	2,144	(600)	3,966
Share-based compensation	457	1,960	5,261	3,969
(Gain) loss on sale of assets	4	(970)	(1,220)	1,835
Other non-cash charges	506	629	1,337	702
Changes in operating assets and liabilities:
Receivables and other current assets	(19,210)	(4,511)	(30,854)	(12,136)
Inventories	23,234	(22,980)	(12,834)	(27,888)
Accounts payable and accrued liabilities	26,930	5,704	15,538	(8,298)

CASH PROVIDED BY OPERATING ACTIVITIES	181,911	12,939	328,761	36,166

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments	(8,804)	(15)	(21,914)	(672)
Proceeds from sales and maturities of investments	495	12,477	3,855	13,134
Capital expenditures	(38,099)	(36,783)	(79,780)	(129,439)
Other	1,397	5,902	1,670	5,977

CASH USED IN INVESTING ACTIVITIES	(45,011)	(18,419)	(96,169)	(111,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and bank borrowings	—	10,755	27,500	145,565
Payments on long-term debt, capital leases, and associated costs	(16,405)	(19,196)	(51,640)	(38,439)
Payments on gold production royalty	(19,510)	(11,302)	(51,569)	(29,836)
Proceeds from gold lease facility	—	11,915	—	16,432
Payments on gold lease facility	—	—	(13,800)	(17,101)
Proceeds from sale-leaseback transactions	—	—	—	4,853
Additions to restricted asses associated with the Kensington Term Facility	—	(297)	(1,325)	(1,880)
Other	67	210	6	250

CASH PROVIDED (USED IN) BY FINANCING ACTIVITIES:	(35,848)	(7,915)	(90,828)	79,844

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	101,052	(13,395)	141,764	5,010

Cash and cash equivalents at beginning of period	106,830	41,187	66,118	22,782

Cash and cash equivalents at end of period	$207,882	$27,792	$207,882	$27,792

OPERATING CASH FLOW RECONCILIATION	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010

Cash provided by operating activities	$181,911	$111,065	$35,785	$129,397	$12,939
Changes in operating assets and liabilities:
Receivables and other current assets	19,210	6,784	4,860	(11,779)	4,511
Inventories	(23,234)	23,575	12,493	19,999	22,980
Accounts payable and accrued liabilities	(26,930)	(25,585)	36,977	(38,186)	(5,704)

OPERATING CASH FLOW	$150,957	$115,839	$90,115	$99,431	$34,726

OPERATING CASH FLOW RECONCILIATION	First Nine Months 2011	First Nine Months 2010

Cash provided by operating activities	$328,761	$36,165
Changes in operating assets and liabilities:
Receivables and other current assets	30,854	12,136
Inventories	12,834	27,888
Accounts payable and accrued liabilities	(15,538)	8,298

OPERATING CASH FLOW	$356,911	$84,487

EBITDA RECONCILIATION	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Net income (loss)	$31,060	$38,611	$12,464	($5,078)	($22,628)
Loss on sale of net assets of discontinued operations, net of income taxes	—	—	—	1	(883)
Loss from discontinued operations, net of income taxes	—	—	—	—	251
Income tax provision (benefit)	27,606	21,402	12,939	3,655	3,233
Interest expense, net of capitalized interest	7,980	9,268	9,304	9,539	9,951
Interest and other income	6,610	(2,763)	(1,934)	(3,495)	638
Fair value adjustments, net	53,351	12,432	5,302	51,213	19,107
Loss on debt extinguishments	784	389	467	7,586	806
Depreciation and depletion	58,652	57,641	50,041	46,116	37,801

EBITDA	$186,043	$136,980	$88,583	$109,537	$48,276

EBITDA RECONCILIATION	First Nine Months 2011	First Nine Months 2010
Net income (loss)	$82,135	($86,230)
Loss on sale of net assets of discontinued operations, net of income taxes	—	2,094
Loss from discontinued operations, net of income taxes	—	6,029
Income tax provision (benefit)	61,947	(13,136)
Interest expense, net of capitalized interest	26,552	21,403
Interest and other income	1,913	2,724
Fair value adjustments, net	71,085	65,881
Loss on debt extinguishments	1,640	12,714
Depreciation and depletion	166,334	95,503

EBITDA	$411,606	$106,982

ADJUSTED EARNINGS RECONCILIATION	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Net income (loss)	$31,060	$38,611	$12,464	($5,078)	($22,628)
Loss on sale of net assets of discontinued operations, net of income taxes	—	—	—	1	(883)
Share Based Compensation	457	(3,351)	8,155	3,248	1,960
Loss from discontinued operations, net of income taxes	—	—	—	—	251
Deferred income tax provision	3,110	4,198	5,870	(8,386)	(7,860)
Interest expense, accretion of royalty obligation	4,990	5,770	5,267	4,611	4,778
Fair value adjustments, net	53,351	12,432	5,302	51,213	19,107
Loss on debt extinguishments	784	389	467	7,586	806

ADJUSTED EARNINGS (LOSS)	$93,752	$58,049	$37,525	$53,195	($4,469)

ADJUSTED EARNINGS RECONCILIATION	First Nine Months 2011	First Nine Months 2010
Net income (loss)	$82,135	($86,230)
Loss on sale of net assets of discontinued operations, net of income taxes	—	2,094
Share Based Compensation	5,261	3,969
Loss from discontinued operations, net of income taxes	—	6,029
Deferred income tax provision	13,178	(30,515)
Interest expense, accretion of royalty obligation	16,027	14,407
Fair value adjustments, net	71,085	65,881
Loss on debt extinguishments	1,640	12,714

ADJUSTED EARNINGS (LOSS)	$189,326	($11,651)

Results of Operations by Mine:

PALMAREJO

in millions of US$	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Sales of Metal	$166.9	$123.7	$88.2	$78.1	$61.5
Production Costs	64.1	37.7	37.4	35.6	31.3
EBITDA	100.4	84.6	50.2	41.0	28.9
Operating Income	61.6	43.0	16.5	13.0	6.4
Operating Cash Flow (1)	91.2	81.8	48.4	38.7	26.6
Capital Expenditures	9.5	10.3	5.1	11.1	15.8

in millions of US$	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Gross Profit	$102.8	$86.0	$50.8	$42.5	$30.2
Gross Margin	61.6%	69.5%	57.6%	54.4%	49.1%

Ounces unless otherwise noted	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Underground Operations:
Tons Mined	143,010	144,614	143,800	151,032	146,682
Average Silver Grade (oz/t)	9.36	10.08	8.30	6.30	5.63
Average Gold Grade (oz/t)	0.13	0.14	0.14	0.10	0.10
Surface Operations:
Tons Mined	260,618	276,699	246,879	281,177	256,927
Average Silver Grade (oz/t)	6.56	5.85	4.60	7.33	5.20
Average Gold Grade (oz/t)	0.05	0.06	0.05	0.07	0.07
Processing:
Total Tons Milled	403,978	414,719	398,740	514,391	405,742
Average Recovery Rate - Ag	75.90%	78.30%	72.70%	66.72%	69.60%
Average Recovery Rate - Au	93.60%	95.20%	87.40%	90.32%	94.30%

Silver Production - oz (in thousands)	2,251	2,371	1,730	2,010	1,507
Gold Production - oz (in thousands)	30	33	28	30	30
Cash Operating Costs/Ag Oz	($1.16)	($3.68)	$4.80	$2.68	$0.15

Reconciliation of EBITDA for Palmarejo	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Sales of metal	$166.9	$123.7	$88.2	$78.1	$61.5
Production costs applicable to sales	(64.1)	(37.8)	(37.4)	(35.6)	(31.3)
Administrative and general	0.0	0.0	0.0	0.0
Exploration	(2.2)	(1.3)	(0.6)	(1.5)	(1.3)
Care and maintenance and other	(0.2)	0.0	0.0	0.0	0.0
Pre-development	0.0	0.0	0.0	0.0	0.0

EBITDA	$100.4	$84.6	$50.2	$41.0	$28.9

Operating Cash Flow for Palmarejo	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Cash provided by operating activities	$104.7	$62.9	$10.1	$63.5	$14.0
Changes in operating assets and liabilities:
Receivables and other current assets	(0.8)	8.9	(0.4)	(14.5)	(2.6)
Prepaid expenses and other	3.4	(0.4)	1.0	(1.7)	0.6
Inventories	(16.2)	12.0	16.1	16.4	7.4
Accounts payable and accrued liabilities	0.1	(1.6)	21.6	(25.0)	7.2

OPERATING CASH FLOW	$91.2	$81.8	$48.4	$38.7	$26.6

SAN BARTOLOME

in millions of US$	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Sales of Metal	$102.8	$55.6	$46.3	$67.1	$30.0
Production Costs	30.1	14.1	14.1	22.4	12.9
EBITDA	72.5	41.4	32.1	44.7	17.1
Operating Income/(Loss)	66.7	36.2	27.0	39.2	12.2
Operating Cash Flow (1)	49.6	25.7	23.6	23.3	27.8
Capital Expenditures	4.4	3.3	3.5	3.5	0.8

in millions of US$	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Gross Profit	$72.7	$41.5	$32.2	$44.7	$17.1
Gross Margin	70.7%	74.6%	69.5%	66.6%	57.0%

Ounces unless otherwise noted	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Tons Milled	428,978	378,640	387,668	404,160	360,605
Average Silver Grade (oz/t)	5.4	5.2	5.6	5.4	5.7
Average Recovery Rate	88.6%	87.7%	88.6%	92.0%	87.2%
Silver Production	2,051	1,742	1,711	2,011	1,795
Gold Production	0	0	0	0	0
Cash Operating Costs/Ag Oz	$9.32	$8.73	$9.13	$7.53	$7.05

Reconciliation of EBITDA for San Bartolome	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Sales of metal	$102.8	$55.6	$46.3	$67.1	$30.0
Production costs applicable to sales	(30.1)	(14.1)	(14.1)	(22.4)	(12.9)
Administrative and general	0.0		0.0	0.0	0.0
Exploration	(0.1)	(0.1)	(0.1)	0.0	0.0
Care and maintenance and other	(0.1)		0.0	0.0	0.0
Pre-development	0.0		0.0	0.0	0.0

EBITDA	$72.5	$41.4	$32.1	$44.7	$17.1

Operating Cash Flow for San Bartolome	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Cash provided by operating activities	$78.1	$38.2	$10.5	$28.8	$15.3
Changes in operating assets and liabilities:
Receivables and other current assets	5.0	1.5	1.7	1.3	0.4
Prepaid expenses and other	0.2	(0.6)	(0.5)	(0.6)	0.6
Inventories	(7.2)	4.0	4.9	4.2	2.8
Accounts payable and accrued liabilities	(26.5)	(17.4)	7.0	(10.4)	8.7

OPERATING CASH FLOW	$49.6	$25.7	$23.6	$23.3	$27.8

KENSINGTON

in millions of US$	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Sales of Metal	$44.2	$26.0	$48.1	$15.1	$8.5
Production Costs	24.3	12.8	32.9	6.6	7.4
EBITDA	19.6	12.8	15.2	8.5	0.5
Operating Income/(Loss)	10.3	2.8	5.8	(1.8)	(6.7)
Operating Cash Flow (1)	14.5	11.7	14.0	8.0	(0.3)
Capital Expenditures	9.2	7.4	5.4	9.6	20.0

in millions of US$	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Gross Profit	$19.9	$13.2	$15.2	$8.5	$1.1
Gross Margin	45.0%	50.8%	31.6%	56.3%	13.1%

Ounces unless otherwise noted	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Tons Milled	116,255	121,565	105,820	83,774	90,254
Average Gold Grade (oz/t)	0.2	0.2	0.2	0.4	0.2
Average Recovery Rate	91.7%	93.0%	92.4%	91.0%	87.7%
Gold Production	26	26	24	28	15
Cash Operating Costs/Ag Oz	$973.28	$923.56	$988.75	$874.60	$1,199.20

Reconciliation of EBITDA for Kensington	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Sales of metal	44.2	26.0	48.1	15.1	8.5
Production costs applicable to sales	(24.3)	(12.8)	(32.9)	(6.6)	(7.4)
Administrative and general	0.0	0.0	0.0	0.0	0.0
Exploration	(0.3)	(0.3)	0.0	0.0	(0.4)
Care and maintenance and other		(0.1)	0.0	0.0	(0.2)
Pre-development	0.0	0.0	0.0	0.0	0.0

EBITDA	$19.6	$12.8	$15.2	$8.5	$0.5

Operating Cash Flow for Kensington	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Cash provided by operating activities	$8.6	$7.6	$17.0	$(5.6)	$(14.9)
Changes in operating assets and liabilities:
Receivables and other current assets	5.0	(1.0)	8.4	(2.2)	7.3
Prepaid expenses and other	1.3	0.2	(0.1)	0.1	1.9
Inventories	(1.3)	8.0	(12.2)	15.3	10.1
Accounts payable and accrued liabilities	0.9	(3.1)	0.9	0.4	(4.7)

OPERATING CASH FLOW	$14.5	$11.7	$14.0	$8.0	$(0.3)

ROCHESTER

in millions of US$	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Sales of Metal	$17.5	$14.4	$14.3	$25.3	$5.8
Production Costs	11.4	5.3	7.4	10.6	2.8
EBITDA	2.7	(2.2)	3.4	14.1	2.8
Operating Income/(Loss)	2.1	(2.9)	2.9	15.2	2.3
Operating Cash Flow (1)	2.7	(3.8)	0.9	9.0	4.6
Capital Expenditures	13.6	4.2	1.7	2.1	0.1

in millions of US$	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Gross Profit	$6.1	$9.1	$6.9	$14.7	$3.1
Gross Margin	34.9%	63.2%	48.3%	58.1%	52.5%

Ounces unless otherwise noted	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Silver Production (in thousands)	352	333	334	549	419
Gold Production (in thousands)	1	1	2	2	2
Cash Operating Costs/Ag Oz	$36.71	$4.34	$10.28	$2.94	$5.10

Reconciliation of EBITDA for Rochester	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Sales of metal	17.5	14.4	14.3	25.3	5.8
Production costs applicable to sales	(11.4)	(5.3)	(7.4)	(10.6)	(2.8)
Administrative and general	0.0	0.0	0.0	0.0	0.0
Exploration	(0.2)	(0.3)	0.0	0.0	(0.1)
Care and maintenance and other	(3.2)	(11.0)	(3.5)	(0.6)	(0.1)
Pre-development	0.0	0.0	0.0	0.0	0.0

EBITDA	$2.7	$(2.2)	$3.4	$14.1	$2.8

Operating Cash Flow for Rochester	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Cash provided by operating activities	$0.9	$(2.0)	$1.4	$11.8	$6.2
Changes in operating assets and liabilities:
Receivables and other current assets	0.2	—	(0.3)	0.3	—
Prepaid expenses and other	0.7	0.4	(0.1)	0.1	(0.1)
Inventories	5.9	0.6	1.0	(1.8)	(1.7)
Accounts payable and accrued liabilities	(5.0)	(2.8)	(1.1)	(1.4)	0.2

OPERATING CASH FLOW	$2.7	$(3.8)	$0.9	$9.0	$4.6

MARTHA

in millions of US$	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Sales of Metal	$6.0	$4.8	($0.3)	$18.6	$11.0
Production Costs	8.1	3.9	-0.4	10.3	5.3
EBITDA	(3.8)	(0.5)	(1.2)	6.5	4.3
Operating Income/(Loss)	(4.0)	(0.4)	(1.8)	5.2	2.1
Operating Cash Flow (1)	(1.7)	(0.9)	2.9	3.8	(1.2)
Capital Expenditures	1.1	0.6	0.3	0.1	0.0

in millions of US$	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Gross Profit	($2.1)	$0.9	$0.1	$8.3	$5.7
Gross Margin	-34.9%	18.8%	na	44.6%	52.1%

Ounces unless otherwise noted	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Total Tons Milled	24,086	22,122	17,818	13,616	12,790
Average Silver Grade (oz/t)	5.33	5.44	12.06	14.53	42.42
Average Gold Grade (oz/t)	0.01	0.01	0.02	0.02	0.05
Average Recovery Rate - Ag	92.30%	84.00%	83.70%	75.85%	96.30%
Average Recovery Rate - Au	72.90%	72.40%	75.30%	57.68%	93.60%
Silver Production (in thousands)	119	101	180	150	511
Gold Production (in thousands)	0	0	0	0	1
Cash Operating Costs/Ag Oz	$39.31	$38.79	$24.44	$33.99	$9.86

Reconciliation of EBITDA for Martha	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Sales of metal	6.0	4.8	(0.3)	18.7	11.0
Production costs applicable to sales	(8.2)	(3.8)	0.4	(10.3)	(5.3)
Administrative and general	0.0	0.0	0.0	0.0	0.0
Exploration	(1.5)	(1.5)	(1.3)	(1.9)	(1.4)
Care and maintenance and other	(0.1)	0.0	0.0	0.0	0.0
Pre-development	0.0	0.0	0.0	0.0	0.0

EBITDA	$(3.8)	$(0.5)	$(1.2)	$6.5	$4.3

Operating Cash Flow for Martha	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Cash provided by operating activities	$0.2	$(3.2)	$(3.1)	$4.6	$1.9
Changes in operating assets and liabilities:
Receivables and other current assets	2.3	0.2	(5.8)	5.4	(3.7)
Prepaid expenses and other	0.4	0.1	—	—	—
Inventories	(3.3)	0.1	4.1	(4.8)	0.8
Accounts payable and accrued liabilities	(1.3)	1.9	4.7	(1.4)	(0.2)

OPERATING CASH FLOW	$(1.7)	$(0.9)	$(0.1)	$3.8	$(1.2)

ENDEAVOR

in millions of US$	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Sales of Metal	$6.2	$6.6	$3.1	$3.3	$1.7
Production Costs	3.2	3.3	1.1	1.4	0.7
EBITDA	3.0	3.3	2.0	1.9	1.0
Operating Income/(Loss)	2.1	2.4	1.4	1.3	0.7
Operating Cash Flow (1)	1.3	3.6	2.0	1.8	1.3
Capital Expenditures	0.0	0.0	0.0	0.0	0.0

in millions of US$	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Gross Profit	$3.0	$3.3	$2.0	$1.9	$1.0
Gross Margin	48.4%	50.0%	64.5%	57.6%	60.2%

Ounces unless otherwise noted	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Silver Production (in thousands)	138	215	149	120	102
Gold Production (in thousands)	0	0	0	0	0
Cash Operating Costs/Ag Oz	$22.26	$20.04	$17.15	$16.03	$10.32

Reconciliation of EBITDA for Endeavor	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Sales of metal	6.2	6.6	3.1	3.3	1.7
Production costs applicable to sales	(3.2)	(3.3)	(1.1)	(1.4)	(0.7)
Administrative and general	0.0	0.0	0.0	0.0	0.0
Exploration	0.0	0.0	0.0	0.0	0.0
Care and maintenance and other	0.0	0.0	0.0	0.0	0.0
Pre-development	0.0	0.0	0.0	0.0	0.0

EBITDA	$3.0	$3.3	$2.0	$1.9	$1.0

Operating Cash Flow for Endeavor	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Cash provided by operating activities	$2.4	$2.5	$2.1	$2.7	$0.3
Changes in operating assets and liabilities:
Receivables and other current assets	(1.4)	2.7	(1.0)	(0.4)	1.2
Prepaid expenses and other	—	—	—	—	—
Inventories	(0.9)	—	0.9	—	—
Accounts payable and accrued liabilities	1.2	(1.6)	—	(0.5)	(0.2)

OPERATING CASH FLOW	$1.3	$3.6	$2.0	$1.8	$1.3

Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs

Three months ended

September 30, 2011

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Production of silver (ounces)	2,250,818	2,051,426	—	351,717	118,523	137,843	4,910,327
Production of gold (ounces)	—	—	25,687	—	—	—	25,687
Cash operating cost per Ag ounce	$(1.16)	$9.32	$—	$36.71	$39.31	$22.26	$7.57
Cash costs per Ag ounce	$(1.16)	$10.89	$—	$39.80	$41.29	$22.26	$8.49
Cash operating cost per Au ounce	$—	$—	$973.28	$—	$—	$—	$973.28
Cash cost per Au ounce	$—	$—	$973.28	$—	$—	$—	$973.28

Total Cash Operating Cost (Non-U.S. GAAP)	$(2,607)	$19,120	$25,000	$12,912	$4,660	$3,068	$62,153
Royalties	—	3,217	—	827	234	—	4,278
Production taxes	—	—	—	260	—	—	260

Total Cash Costs (Non-U.S. GAAP)	(2,607)	22,337	25,000	13,999	4,893	3,068	66,691
Add/Subtract:
Third party smelting costs	—	—	(3,096)	—	(566)	(808)	(4,470)
By-product credit	51,185	—	—	2,433	198	—	53,816
Other adjustments	435	111	—	117	290	—	953
Change in inventory	15,099	7,637	2,443	(5,193)	3,328	949	24,263
Depreciation, depletion and amortization	41,174	6,062	9,568	556	237	914	58,511

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$105,286	$36,147	$33,915	$11,912	$8,380	$4,123	$199,764

Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs

Nine months ended

September 30, 2011

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Production of silver (ounces)	6,351,120	5,503,951	—	1,018,844	399,630	501,638	13,775,183
Production of gold (ounces)	—	—	75,121	—	—	—	75,121
Cash operating cost per Ag ounce	$(0.47)	$9.07	$—	$17.46	$32.48	$19.79	$6.36
Cash costs per Ag ounce	$(0.47)	$10.58	$—	$19.87	$33.95	$19.79	$7.18
Cash operating cost per Au ounce	$—	$—	$961.10	$—	$—	$—	$961.10
Cash cost per Au ounce	$—	$—	$961.10	$—	$—	$—	$961.10

Total Cash Operating Cost (Non-U.S. GAAP)	$(3,014)	$49,946	$72,199	$17,787	$12,981	$9,926	$159,825
Royalties	—	8,281	—	1,734	587	—	10,602
Production taxes	—	—	—	728	—	—	728

Total Cash Costs (Non-U.S. GAAP)	(3,014)	58,227	72,199	20,249	13,568	9,926	171,155
Add/Subtract:
Third party smelting costs	—	—	(9,122)	—	(2,366)	(2,390)	(13,878)
By-product credit	139,842	—	—	6,554	706	—	147,102
Other adjustments	1,208	298	19	256	462	—	2,243
Change in inventory	1,216	(196)	7,015	(3,005)	(869)	45	4,206
Depreciation, depletion and amortization	116,584	16,387	28,823	1,655	81	2,398	165,928

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$255,836	$74,716	$98,934	$25,709	$11,582	$9,979	$476,756

Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs

Three months ended

September 30, 2010

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Production of silver (ounces)	1,506,742	1,794,617	—	419,433	510,685	102,053	4,333,530
Production of gold (ounces)	—	—	15,155	—	—	—	15,155
Cash operating cost per Ag ounce	$0.15	$7.05	$—	$5.10	$9.86	$10.32	$4.87
Cash costs per Ag ounce	$0.15	$7.83	$—	$5.82	$11.04	$10.32	$5.40
Cash operating cost per Au ounce	$—	$—	$1,199.20	$—	$—	$—	$1,199.20
Cash costs per Au ounce	$—	$—	$1,199.20	$—	$—	$—	$1,199.20

Total Operating Cost (Non-U.S. GAAP)	$227	$12,651	$18,174	$2,140	$5,039	$1,053	$39,284
Royalties	—	1,396	—	—	601	—	1,997
Production taxes	—	—	—	304	—	—	304

Total Cash Costs (Non-U.S. GAAP)	227	14,047	18,174	2,444	5,640	1,053	41,585
Add/Subtract:
Third party smelting costs	—	—	(1,618)	—	(995)	(354)	(2,967)
By-product credit	36,538	—	—	2,361	734	—	39,633
Other adjustments	—	—	—	53	914	—	967
Change in inventory	(5,423)	(1,146)	(9,135)	(2,088)	(1,009)	(15)	(18,816)
Depreciation, depletion and amortization	22,491	4,943	7,219	446	2,119	330	37,548

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$53,833	$17,844	$14,640	$3,216	$7,403	$1,014	$97,950

Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs

Nine months ended

September 30, 2010

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Production of silver (ounces)	3,877,972	4,697,685	—	1,474,686	1,425,796	445,752	11,921,891
Production of gold (ounces)	—	—	$15,155	—	—	—	15,155
Cash operating cost per Ag ounce	$4.85	$7.99	$—	$2.93	$10.96	$8.56	$6.72
Cash costs per Ag ounce	$4.85	$8.69	$—	$3.55	$11.74	$8.56	$7.17
Cash operating cost per Au ounce	$—	$—	$1,199.20	$—	$—	$—	$1,199.20
Cash costs per Au ounce	$—	$—	$1,199.20	$—	$—	$—	$1,199.20

Total Operating Cost (Non-U.S. GAAP)	$18,799	$37,520	18,174	$4,315	$15,624	$3,817	$98,249
Royalties	—	3,287	—	—	1,107	—	4,394
Production taxes	—	—	—	912	—	—	912

Total Cash Costs (Non-U.S. GAAP)	18,799	40,807	18,174	5,227	16,731	3,817	103,555
Add/Subtract:
Third party smelting costs	—	—	(1,618)	—	(2,821)	(964)	(5,403)
By-product credit	85,429	—	—	8,480	1,971	—	95,880
Other adjustments	—	—	—	216	1,173	—	1,389
Change in inventory	(12,120)	(3,162)	(9,135)	230	(312)	(127)	(24,626)
Depreciation, depletion and amortization	63,574	14,152	7,219	1,368	6,673	1,440	94,426

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$155,682	$51,797	$14,640	$15,521	$23,415	$4,166	$265,221